EX-10.5

(Exhibit 10.5) Senior Management Incentive Compensation

SENIOR MANAGEMENT
INCENTIVE COMPENSATION PLAN

Effective 1/1/05

Financial Institutions, Inc.

SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN
BASIC PLAN

1.	PURPOSE

     The purpose of the Senior Management Incentive Compensation Plan (the “Plan”) is to maximize the accomplishment of Financial Institutions, Inc. and subsidiaries’ (“FII”, or “the Company”) objectives by providing discretionary incentive awards to those employees who attain high levels of performance bearing on the success and profitability of the Company.

2.	GENERAL DESCRIPTION

     The overall pool of potential incentive dollars is based on achievement levels of consolidated performance targets established each year by the Plan Administrator (MD&C Committee of the FII Board of Directors). The overall pool is then allocated between corporate units and subsidiary units based on consolidated participation level metrics. The pool of potential incentive dollars to subsidiary business units is then reallocated to subsidiary units based on achievement levels of individual subsidiary unit performance targets established each year by the Plan Administrator.

     The potential incentive award to a participant is designed to ensure a level of incentive award that is competitive with and comparable to levels of performance in other banks, in order that Financial Institutions, Inc. will be able to attract, retain, and motivate top quality managers and encourage attainment of specific goals and objectives.

     The incentive award is to be in the form of discretionary annual supplemental compensation.

3.	ADMINISTRATION

     The Plan Administrator has the responsibility to interpret, administer, and amend the Plan as necessary. The actions of the Plan Administrator as to the interpretation, construction, and administration of the Plan shall be final and binding on all parties. Incentive compensation matters that come before the Plan Administrator shall be decided based on of a majority vote.

     The Plan Administrator shall review and revise, if deemed advisable, the operating rules of the Plan.

     The FII CEO will present incentive award recommendations to the Plan Administrator no later than 60 days after fiscal year-end and subject to approval of year-end financials by the Company’s outside accounting firm. The FII CEO will be responsible for recommending Individual Performance Factors; the FII CFO will responsible for performing the Incentive Award calculations prior to payment. Payment of an Incentive Award is subject to the discretion of the Plan Administrator. The Plan Administrator may, in its sole discretion, reduce or increase the amount of a participant’s incentive award or decide to pay a participant no award. Additionally, in computing an incentive award, the Plan Administrator may deem to exclude extraordinary occurrences, which could impact, the incentive awards either positively or negatively, but are of their nature outside the significant influence of the Plan participants. Payment to participants will be made no later than March 15.

4.	PARTICIPANTS

     Eligibility for participation in the Plan shall be limited to those employees recommended by senior management who, in the judgment of senior management and the Plan Administrator, are responsible for directing functions, which have a significant bearing on the further growth and profitability of the Company.

     At the beginning of each fiscal year, Management shall submit to the Plan Administrator its recommendation as to those employees who should be eligible for participation in the Plan for a particular fiscal year. Such individuals shall participate in the Plan if so approved by the Plan Administrator. Participants shall be notified of their eligibility after such approval.

     Participants may be added during the fiscal year at the discretion of the Committee, but their incentive award would be pro-rated as set forth in paragraph 5.

5.	PARTIAL PAYMENT:

TERMINATION OF EMPLOYMENT – NEW HIRES

     In the event of termination of employment, at any time and for any reason, other than by death or normal retirement, any incentive awards that are unpaid at the time the employee gives notice of or terminates his/her employment relationship, shall be subject to forfeiture at the discretion of the Plan Administrator. Forfeiture will occur regardless of the period of time for which the award was earned. In all cases, when an employee terminates to accept employment with another financial services provider, the incentive compensation award will be forfeited. If the termination is a result of normal retirement, the employee shall be considered to have earned one-twelfth of the annual incentive compensation award for each full month of employment in the fiscal year of the employee’s retirement. In the event of death of a participant, the FII CEO, shall determine, with the approval of the Plan Administrator, the amount of the annual incentive award to be paid in the fiscal year of the death.

     Normal retirement is as defined in the Company’s defined Benefit Pension Plan.

     If a participant dies, any unpaid incentive awards shall be paid to the estate or to such individual(s) as the participant may have designated in writing. Payment shall be made at such time and in such manner as if the participant were living.

     If any individual becomes a new participant during the Plan year the incentive compensation award will be earned on the basis of one-twelfth of the annual incentive compensation for each full month of employment in the fiscal year.

6.	INCENTIVE COMPENSATION COMMITTEE OPERATING RULES

The Plan Administrator may review and revise, if deemed advisable, the Operating Rules of this Plan for a fiscal year. The Operating Rules shall include the following:

a.) Identification of employees selected under paragraph 4 for participation in the plan.

b.) Participation Level Percentage for each individual selected.

c.) Target Performance Factors, for each individual selected.

d.) Performance Factor Weighting for each Target Performance Factor for each individual selected.

e.) Performance Attainment Factor Floor.

f.) Performance Attainment Factor Ceiling.

g.) Performance Attainment Factor Multiplier

h.) Other administrative and procedural rules, which the Plan Administrator considers appropriate.

7.	AMENDMENTS OR TERMINATION OF PLAN

The Plan Administrator may terminate, amend or modify this Plan at any time.

8.	RIGHT TO REDUCE OR NOT PAY AN AWARD

     Awards paid under this Plan are discretionary, and the Plan Administrator has the authority, in its sole discretion, to reduce the amount of a participant’s award or to pay a participant no award. The Plan Administrator’s right to reduce a participant’s award or pay no award applies notwithstanding a participant’s attainment of performance goals under the Plan. Recommendations to pay no award are subject to FII Board approval.

9.	OPERATING RULES

Definitions

Target Performance Factor – financial goal for the Plan year.

Actual Performance Factor – financial goal for the Plan year as calculated.

Base Salary – annual salary of the participant at plan year-end, 12/31.

Participation Level – the percentage of base salary to be utilized in computing the base award.

Eligible Base Award – Base Salary times Participation Level.

Performance Factor Weighting – each participant will be assigned one or more Target Performance Factors. Each factor will be assigned a percentage weighting the sum of which will equal 100% for each participant.

Eligible Base Performance Target Factor Award – Eligible Base Award times Target Performance Factor.

Performance Attainment Factor – Actual Performance Factor divided by Target Performance Factor.

Performance Attainment Factor Floor – the level at which a specific Actual Performance Factor must be achieved for that factor to earn any award.

Performance Attainment Factor Ceiling – the level at which a specific actual Performance Factor will be maximized in determining the award for that factor.

Performance Attainment Factor Multiplier – 1 plus 5 times the difference between the Performance Attainment Factor and 1.

Attained Base Award– Eligible Base Performance Target Factor Award times Performance Attainment Factor Multiplier.

Individual Performance Factor (IPF) - The amount by which an award can be adjusted to recognize differing levels of individual performance

Target Incentive Pool - dollar amount of potential awards before any IPF that would be granted if each consolidated target performance factor was exactly achieved. It is calculated by summing the Eligible Base Awards of all participants.

Attained Target Percentage (Corporate) – The weighted percentage achievement of all corporate Target Performance Factors based on the weighting assigned to the FII CEO. It is calculated by multiplying the Performance Attainment Factor for each Performance Factor by the Performance Factor Weighting assigned to the FII CEO and summing the products.

Attained Incentive Pool – The increase or decrease to the Target Incentive Pool based on actual performance. Calculated by multiplying the Target Incentive Pool by the Attained Target Percentage (Corporate).

Distribution Per Cent – The percentage to apply to the Attained Incentive Pool to allocate dollars between corporate Business Units and Subsidiary Business Units. Calculated by summing Eligible Base Awards of

Corporate Business units and Subsidiary Business Unit Participants; derive a percentage of the total Eligible Base Awards of each group.

Distributed Incentive Pool – Allocating the Attained Incentive Pool between corporate Business Units and Subsidiary Business Units. Calculated by multiplying the Attained Incentive Pool by the Distribution Per Cent.

Subsidiary Attained Incentive Pool – For purposes of comparing performance between subsidiary Business Units. Calculated by summing the Attained Base Award of all subsidiary Business Unit participants.

Subsidiary Pool Attained Per Cent — For the purpose of finding the percentage of the Distributed Incentive Pool to the Subsidiaries that should be allocated to each Subsidiary. Calculated by summing each Subsidiary participant’s Attained Base Award and dividing by the Subsidiary Attained Incentive Pool.

Incentive Award – the result of multiplying the Attained Base Award times the Attained Target Percentage (Corporate/Subsidiary) times the Individual Performance Factor.

Extraordinary Occurrences – as determined by the Plan Administrator (see paragraph 3) of the Basic Plan.

10.	General Incentive Formula

          Subject to the Plan Administrator’s discretion under Paragraphs 3 and 8, the general formula for arriving at individual awards is as follows: (refer to Operating Definitions as Needed):

          Corporate Business Units:

•	Attained Base Award times Attained Target Percentage (Corporate) equals Attained Award

•	Attained Award times IPF equals Incentive Award

          Subsidiary Business Units:

•	Attained Base Award times Attained Target Percentage (Subsidiary) equals Attained Award

•	Attained Award times IPF equals Incentive Award

Individual Performance Factor (IPF)

          To align the Attained Award with individual performance effort, an Individual Performance Factor (IPF) will be utilized in computing the final Incentive Award. Recommendations as to the IPF’s will be made by the FII CEO as part of the recommended Incentive Award to the Plan Administrator. General guidelines in utilizing the IPF are as follows:

1)	Each participant in the Plan should expect to receive an Incentive Award that is relative to his or her performance.

2)	Application of the Factor will be considered in the context of achievements or non-achievements within the current Plan year.

3)	It is expected that the total Incentive Awards for the Company, after applying the IPF’s, will approximate the dollar amount of the Attained Incentive Pool. This implies that increased IPF’s for participants will generally be offset with decreased IPF’s for other participants. The Plan Administrator, however, will consider for approval recommendations for total Incentive Awards that may exceed the Attained Incentive Pool.

Effective Date

          The Senior Management Incentive Compensation Plan is effective January 1, 2005.